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                                                                    EXHIBIT 4.03



                          PIPER JAFFRAY COMPANIES INC.
                             1993 OMNIBUS STOCK PLAN


     1. PURPOSE. This Piper Jaffray Companies Inc. 1993 Omnibus Stock Plan (the "Plan") amends and restates in its entirety the Piper Jaffray Companies Inc. 1985 Executive Incentive Stock Option Plan (the "Prior Plan"). The purpose of the Plan is to motivate key personnel, including non-employee directors, to produce a superior return to the stockholders of Piper Jaffray Companies Inc. by offering such personnel an opportunity to realize Stock appreciation, by facilitating Stock ownership and by rewarding them for achieving a high level of corporate financial performance. The Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

     2.   DEFINITIONS.

          2.1 The terms defined in this section are used (and capitalized) elsewhere in the Plan.

               a. "Affiliate" means any corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Section 424(e) and (f) of the Code, or any successor provision.

               b. "Agreement" means a written contract entered into between the Company or an Affiliate and a Participant containing the terms and conditions of an Award in such form and not inconsistent with this Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

               c. "Award" means a grant made under this Plan in the form of Restricted Stock, Options, Stock Appreciation Rights, Performance Units or Stock.

               d.   "Board" means the Board of Directors of the Company.

               e. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               f. "Committee" means three or more Disinterested Persons designated by the Board to administer the Plan under Section 3.

               g. "Company" means Piper Jaffray Companies Inc., a Delaware corporation, or any successor to substantially all of its businesses.

               h.   "Director" means a director of the Company.

               i. "Director Fees" means the annual retainer fees paid to a Director.

               j. "Director Option" means a Non-Statutory Stock Option granted to an Outside Director under Section 9.3 hereof.

               k. "Disinterested Person" means a member of the Board who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

               l. "Effective Date" means the date specified in Section 12.1 hereof.



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               m.   "Employee" means a salaried employee (including an officer or director who is also an employee) of the Company or an Affiliate.

               n.   "Event" means any of the following:

                    (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute an Event:

                         (A) any acquisition of voting securities of the Company directly from the Company,

                         (B) any acquisition of voting securities of the Company by the Company or any of its wholly-owned Subsidiaries,

                    (C) any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or

                    (D) any acquisition by any corporation with respect to which, immediately following such acquisition, more than 60% of respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as was their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

               (2) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11;

               (3) Approval by the stockholders of the Company of a reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 60% of, respectively, the


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          then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

               (4) Approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as was their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

     Notwithstanding the above, an Event shall not be deemed to occur with respect to a recipient of an Award if the acquisition of the 20% or greater interest referred to in paragraph (1) is by a group, acting in concert, that includes that recipient or if at least 40% of the then outstanding common stock or combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes that recipient.

          o. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          p. "Fair Market Value" as of any date means, unless otherwise expressly provided in the Plan:

               (i) the closing price of a Share on the date immediately preceding that date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale occurred of Shares,

                    (A) on the composite tape for New York Stock Exchange listed shares, or

                    (B) if the Shares are not quoted on the composite tape for New York Stock Exchange listed shares, on the principal United States Securities Exchange registered under the Exchange Act on which the Shares are listed, or

                    (C) if the Shares are not listed on any such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations National Market System, or



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               (ii) if clause (i) is inapplicable, the mean between the closing
          "bid" and the closing "asked" quotation of a Share on the date immediately preceding that date, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or

               (iii) if clauses (i) and (ii) are inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

     However, if the applicable securities exchange or system has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, whether the grant of an Award, the exercise of an Option or Stock Appreciation Right or otherwise, all references in this paragraph to the "date immediately preceding that date" shall be deemed to be references to "that date". In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 16.

          q. "Fundamental Change" shall mean a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

          r. "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor to said section.

          s. "Maximum Annual Employee Grant" means the maximum number of Shares subject to Options that may be awarded to an Employee in any fiscal year of the Company.

          t. "Non-Statutory Stock Option" means an Option other than an Incentive Stock Option.

          u. "Option" means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

          v. "Outside Director" means a Director who is not an Employee of the Company or any Affiliate.

          w. "Participant" means an Employee or an Outside Director to whom an Award is made.

          x. "Performance Cycle" means the period of time as specified in an Agreement over which Performance Units are to be earned.

          y.   "Performance Units" means an Award made pursuant to Section 11.

          z. "Plan" means this Piper Jaffray Companies Inc. 1993 Omnibus Stock Plan, as amended from time to time.

          aa. "Restricted Stock" means Stock granted under Section 7 so long as such Stock remains subject to restrictions.

          bb.  "Share" means a share of Stock.


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          cc.  "Stock" means the common stock, $1 par value per share (as such par value may be adjusted from time to time), of the Company.

          dd.  "Stock Appreciation Right" means an Award granted under Section
     10.

          ee. "Subsidiary" means a "subsidiary corporation", as that term is defined in Code Section 424(f) or any successor provision.

          ff. "Successor" means the legal representative of the estate of a deceased Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award or of forms submitted by the Participant to the Committee pursuant to Section 21, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash or Shares issuable in satisfaction of an Award in the event of a Participant's death.

          gg. "Term" means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on Restricted Stock are in effect.

     2.2 GENDER AND NUMBER. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

     3.   ADMINISTRATION.

          3.1 AUTHORITY OF COMMITTEE. The Committee shall administer the Plan. Solely for purposes of determining and administering Awards to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act, the Committee may delegate all or any portion of their authority under the Plan to persons who are not Disinterested Persons. The Committee shall have exclusive power to make Awards, to determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award. Each Award shall be subject to an Agreement authorized by the Committee. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish regulations to administer the Plan and to change such regulations.

          3.2 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations.

     4.   SHARES AVAILABLE UNDER THE PLAN.

          4.1 SHARES AVAILABLE. The number of Shares available for distribution under this Plan shall not exceed 2,000,000 (subject to adjustment pursuant to Section 16 hereof). Any Shares subject to the terms and conditions of an Award under this Plan which are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan. However, Shares with respect to which a Stock Appreciation Right has been exercised (in cash or in Stock) may not again be awarded under this Plan.

          4.2 CONDITIONAL ISSUANCES. If this Plan is amended at any time to increase, subject to stockholder approval, the number of Shares available for distribution under the Plan, then the Committee



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     may, in accordance with the terms and conditions of the Plan, grant Awards on a conditional basis, subject to subsequent approval by the stockholders of the Company not later than the next annual meeting of the stockholders of the Company following the date of such conditional grant. Any Award granted on a conditional basis shall not be exercisable unless and until the amendment to the Plan increasing the number of shares available for sale under the Plan is approved by the stockholders of the Company. If such an amendment is not approved by the stockholders at the next annual meeting of stockholders of the Company following the conditional grant, then the conditional grant shall be cancelled.

     5. ELIGIBILITY. Except as otherwise provided in Sections 7.2 and 9.3 hereof, participation in the Plan shall be limited to any Employee. The granting of Awards to Employees is solely at the discretion of the Committee.

     6.   GENERAL TERMS OF AWARDS.

          6.1 AMOUNT OF AWARD. Each Agreement shall set forth the number of Shares of Restricted Stock, other Stock or Performance Units subject to such Agreement, or the number of Shares to which the Option subject to such Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to such Agreement is to be determined, as the case may be. The Maximum Annual Employee Grant shall not exceed 500,000 Shares (subject to adjustment pursuant to Section 16 hereof.)

          6.2 TERM. Each Agreement, other than those relating solely to Awards of Stock without restrictions, shall set forth the Term of the Option, Stock Appreciation Right or Restricted Stock or the Performance Cycle for the Performance Units, as the case may be. An Agreement may permit an acceleration of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include without limitation acceleration resulting from the occurrence of an Event or in the event of the Participant's death or retirement. Acceleration of the Performance Cycle of Performance Units shall be subject to Section 11.2.

          6.3 TRANSFERABILITY. During the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant's legal representative) may exercise an Option or Stock Appreciation Right, or receive payment with respect to an Award of Performance Units. No Award of Restricted Stock (prior to the expiration of the restrictions), Options, Stock Appreciation Rights or Performance Units may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder, and any attempt to do so shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that the Award subject to the Agreement shall be transferable to a Successor in the event of a Participant's death.

          6.4 TERMINATION OF EMPLOYMENT. No Option or Stock Appreciation Right may be exercised by a Participant, all Restricted Stock held by a Participant shall be forfeited and no payment with respect to Performance Units for which the applicable Performance Cycle has not been completed shall be made, if the Participant's employment with the Company and its Affiliates shall be voluntarily terminated or involuntarily terminated with or without cause prior to the expiration of the Term of the Option, Stock Appreciation Right or Restricted Stock or the completion of the Performance Cycle, as the case may be, except as, and to the extent, provided in the Agreement applicable to that Award. An Award may be exercised by, or paid to, the Successor of a Participant following the death of such Participant to the extent, and during the period of time, if any, provided in the applicable Agreement.



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     7.   RESTRICTED STOCK AWARDS.

          7.1 GENERAL TERMS OF ALL AWARDS OF RESTRICTED STOCK. An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. Except as otherwise provided in the applicable Agreement, each Stock certificate issued in respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from such certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement. The Agreement shall describe the terms and conditions by which the restrictions upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or his Successor. A Participant with a Restricted Stock Award shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

          7.2  OUTSIDE DIRECTOR RESTRICTED STOCK AWARDS.

               (i) An Outside Director may elect annually on forms provided by the Company to receive up to 100% of the amount of the Director Fees payable for any fiscal year in the form of Restricted Stock. Such election shall be irrevocable and must be received by the Company at least six months prior to the date of the Annual Meeting of Stockholders of the Company for the year with respect to which the election is to go into effect. Shares having a Fair Market Value equal to 120% of the amount so elected shall be issued within 30 days after the applicable Annual Meeting of Stockholders.

               (ii) Shares issued under this Section 7.2 shall be restricted and may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (including, without limitation, transfer by gift or donation) except that such restrictions shall lapse upon the first to occur of the following events:

               (a)   Death of the Outside Director;

               (b) Disability of the Outside Director preventing continued service on the Board;

               (c)   An Event;

               (d) The first anniversary of the date of issuance of such Shares.

                    Notwithstanding the foregoing, in no event shall the
               restrictions on the Shares lapse prior to the expiration of six months after the date of the issuance of the Shares pursuant to this Section 7.2. The certificates for Shares which are subject to this Section 7.2 may, at the option of the Secretary of the Company, be held by the Company until lapse of restrictions as provided in this Section, provided, however, the Outside Director shall be entitled to all voting, dividend, and distribution rights for such Shares.

                    (iii) The Company shall not be required to issue fractions of Shares. Whenever under the terms of this Section 7.2 a fractional Share would be required to be issued, an amount in lieu thereof shall be paid in cash for such fractional Share based upon the same Fair Market Value as was utilized to determine the number of Shares to be issued on the relevant issuance date.

     8.    STOCK AWARDS.  Awards of Stock without restrictions may be made.



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     9.   STOCK OPTIONS.

          9.1 TERMS OF ALL OPTIONS. An Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit some or all Participants to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale as payment of the purchase price of such Shares. The purchase price may be payable in cash, in Stock having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Stock being purchased pursuant to the Option, or a combination thereof, as determined by the Committee and provided in the Agreement.
     Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after its expiration date. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

          9.2 INCENTIVE STOCK OPTIONS. In addition to the other terms and conditions applicable to all Options:

               (i) the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;

               (ii) an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option; and

               (iii) the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option.

          9.3  OUTSIDE DIRECTOR OPTIONS.

               (i) For the Annual Meeting of Stockholders in January, 1993 and for every Annual Meeting of Stockholders thereafter during the term of this Plan, each person serving as an Outside Director of the Company immediately following such Annual Meeting shall be granted, by virtue of serving as an Outside Director of the Company, a Non-Statutory Stock Option. The date of such Annual Meeting shall be the date of grant for options granted pursuant to this Section 9.3(i). The number of Shares covered by each such option shall be 1,000.

               (ii) Director Options shall vest and become exercisable one year after the date of grant. Notwithstanding the foregoing, Director Options shall vest and become immediately exercisable in full upon the occurrence of any Event or upon the death of an Outside Director. Director Options shall expire at the earlier of (a) the 10-year anniversary of the date of grant or (b) one year after the date the Outside Director ceases to be a director of the Company for any reason.

               (iii) The purchase price of each Share subject to a Director Option pursuant to this Section 9.3 shall be 100% of the Fair Market Value of a Share as of the date of grant. Notwithstanding anything to the contrary stated in this Plan, for purposes of this Section 9.3 and




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          the definition of Fair Market Value in Section 2.1(p) hereof, each
          Director Option shall be deemed conclusively to have been granted prior to close of the applicable securities exchange or system on the date of grant. An Outside Director may exercise a Director Option using as payment any form of consideration provided for in Section 9.1 hereof, which form of payment shall be within the sole discretion of the Outside Director, notwithstanding anything stated in Section 9.1 hereof.

               (iv) Director Options shall be evidenced by an agreement signed on behalf of the Company by an officer thereof which only incorporates by reference the terms of this Plan.

               (v) Unless the Director Option shall have expired, in the event of an Outside Director's death, the Director Option granted to such Outside Director shall be transferable to the beneficiary, if any, designated by the Outside Director in writing to the Company prior to the Outside Director's death and such beneficiary shall succeed to the rights of the Outside Director to the extent permitted by law. If no such designation of a beneficiary has been made, the Outside Director's legal representative shall succeed to the Director Option, which shall be transferable by will or pursuant to the laws of descent and distribution.

     10. STOCK APPRECIATION RIGHTS. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price which shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right. A Stock Appreciation Right may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option. If issued in connection with an Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the Option with which it is connected and exercise of the connected Option cancels the Stock Appreciation Right. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. Notwithstanding anything to the contrary stated in the Plan, no Stock Appreciation Right shall be exercisable prior to six months from the date of grant except in the event of the death or disability of the Participant. No Stock Appreciation Right shall be exercisable at any time after its expiration date. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant (or to his Successor) shall be made at such time or times as shall be provided in the Agreement in the form of cash, Stock or a combination of cash and Stock as determined by the Committee and provided in the Agreement. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Stock) may be made in the event of the exercise of a Stock Appreciation Right.

     11.  PERFORMANCE UNITS.

          11.1 INITIAL AWARD. An Award of Performance Units under the Plan shall entitle the Participant (or a Successor) to future payments of cash, Stock or a combination of cash and Stock, as determined by the Committee and provided in the Agreement, based upon the achievement of pre-established performance targets. Such performance targets may, but need not, include without limitation targets relating to one or more of corporate, group, unit, Affiliate or individual performance. The Agreement may establish that a portion of a full or maximum amount of a Participant's Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Cycle, the Committee shall determine the extent to which (i) performance targets have been attained,
     (ii) any other terms and conditions with respect to an Award relating to such Performance Cycle have been satisfied and (iii) payment is due with respect to an Award of Performance Units.





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          11.2 ACCELERATION AND ADJUSTMENT.  The Agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to a Participant, upon such terms and conditions as shall be set forth in the Agreement, upon the occurrence of certain events, which may, but need not include without limitation an Event, a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, a change in the Participant's title or employment responsibilities, the Participant's death or retirement or, with respect to payments in Stock with respect to Performance Units, a reclassification, stock dividend, stock split or stock combination as provided in Section 16.

     12.  EFFECTIVE DATE OF THE PLAN.

          12.1 EFFECTIVE DATE. The Plan, as amended, shall become effective as of January 28, 1993, provided that the amendments to the Prior Plan are approved and ratified by the affirmative vote of the holders of a majority of the outstanding Shares of Stock present or represented and entitled to vote in person or by proxy at a meeting of the stockholders of the Company no later than March 1, 1993. The provisions of the Prior Plan shall continue to govern options granted prior to January 28, 1993.

          12.2 DURATION OF THE PLAN. The Plan shall remain in effect until all Stock subject to it shall be distributed or until all Awards have expired or lapsed, or the Plan is terminated pursuant to Section 15. No Award of an Incentive Stock Option shall be made more than 10 years after the Effective Date (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted.

     13. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate the employment of the Participant with or without cause.

     14. TAX WITHHOLDING. The Company shall have the right to withhold from any cash payment under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Stock under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes. In lieu of all or any part of such a cash payment from a person receiving Stock under the Plan, the Committee may permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual's full FICA and federal, state and local income tax with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to him or a subsequent return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. Unless such limitations were waived by the Committee, such elections are subject to the following limitations if, and to the extent, such limitations are necessary to comply with Exchange Act Rule 16b-3 or any successor provision:

               a. TIME OF ELECTION. Except as set forth in paragraph 14(a)(3) below, any such election by a Participant who is then subject to the reporting requirements of Section 16 of the Exchange Act or any successor provision ("Section 16") or his Successor may be made only if the conditions set forth in clauses (1) and (2) below are satisfied:

                    (1)(A) The election may be made during the period beginning on the third business day following the date of public release of the Company's quarterly or annual financial statements and ending on the twelfth business day following such date of public release, or

                    (B) The election may be made at least six months prior to the date the Award is paid to him.



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


                    (2) An election by a Participant or his Successor may not be made within six months of the date of grant of the Award to which the payment relates; provided, however, that said restriction does not apply in the event death or disability of the Participant occurs prior to such election and during said six month period.

                    (3) Notwithstanding the foregoing, a Participant subject to Section 16 who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with exercise of an Option may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such Option exercise without regard to the time periods set forth in clauses (1) and (2) above.

                    The foregoing restrictions do not apply to any Participant who is not subject to the reporting requirements of Section 16 at the time of the election.

               b. COMMITTEE APPROVAL. Any such election by a Participant then subject to the reporting requirements of Section 16 or his Successor is irrevocable and is subject to approval by the Committee. The Committee's approval may be granted in advance but is subject to revocation by the Committee at any time.

          15. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify the Plan; provided, however, that the Board shall not amend Section 9.3 hereof more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder. Amendments are subject to approval of the stockholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Exchange Act Rule 16b-3, Code Section 422, their successor provisions or any other applicable law or regulation. No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant (or his legal representative) or any Successor under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 11.2 or Section 16 does not adversely affect any right.

          16. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Appropriate adjustments in the aggregate number and type of Shares available for Awards under the Plan, in the Maximum Annual Employee Grant, in the number and type of Shares subject to Director Options thereafter issued and in the number and type of Shares and amount of cash subject to Awards then outstanding, in the Option price as to any outstanding Options and, subject to Section 11.2, in outstanding Performance Units and payments with respect to outstanding Performance Units may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares of the Company through a Fundamental Change (subject to Section 17), recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, provided that fractional Shares shall be rounded to the nearest whole share.

          17. FUNDAMENTAL CHANGE. In the event of a proposed Fundamental Change, the Committee may, but shall not be obligated to:

               a. if the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation to be issuable upon the exercise of Options or used to calculate payments upon the exercise of Stock Appreciation Rights, in lieu of options, stock appreciation rights and capital stock of the Company; or




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


               b. at least 30 days prior to the occurrence of the Fundamental Change, declare, and provide written notice to each holder of an Option or Stock Appreciation Right of the declaration, that each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change in exchange for payment to each holder of an Option or Stock Appreciation Right, within ten days after the Fundamental Change, of cash equal to (i) for each Share covered by the canceled Option, the amount, if any, by which the Fair Market Value (as hereinafter defined in this Section) per Share exceeds the exercise price per Share covered by such Option or (ii) for each Stock Appreciation Right, the price determined pursuant to
          Section 10, except that Fair Market Value of the Shares as of the date of exercise of the Stock Appreciation Right, as used in clause (i) of
          Section 10, shall be deemed to mean Fair Market Value for each Share with respect to which the Stock Appreciation Right is calculated determined in the manner hereinafter referred to in this Section. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right that has been outstanding for at least six months and each Option shall immediately become exercisable in full and each person holding an Option or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise his Option as to all or any part of the Shares covered thereby or his Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 17(b), each outstanding Option and Stock Appreciation Right granted pursuant to the Plan that shall not have been exercised prior to the Fundamental Change shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option or a Stock Appreciation Right shall be entitled to the payment provided for in this Section 17(b) if such Option or Stock Appreciation Right shall have expired pursuant to the Agreement. For purposes of this Section only, "Fair Market Value" per Share shall mean the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the stockholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in the Plan.

     18. FORFEITURES. An Agreement may provide that in the event a Participant has received or been entitled to payment of cash, delivery of Stock, or a combination thereof pursuant to an Award within six months prior to his termination of employment with the Company and its Affiliates, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or Stock received with respect to the Award (or its economic value as of (i) the date of the exercise of Options or Stock Appreciation Rights, (ii) the date of, and immediately following, the lapse of restrictions on Restricted Stock or the receipt of Stock without restrictions, or (iii) the date on which the right of the Participant to payment with respect to Performance Units vests, as the case may be) in the event of certain occurrences specified in the Agreement.
The Committee's right to require forfeiture must be exercised within 90 days after discovery of such an occurrence but in no event later than 15 months after the Participant's termination of employment with the Company and its Affiliates. The occurrences may, but need not, include competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies of the Company or any Affiliate or any other occurrence specified in the Agreement within the period or periods of time specified in the Agreement.

     19. UNFUNDED PLAN. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

     20. OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award




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

should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

     21. BENEFICIARY UPON PARTICIPANT'S DEATH. To the extent that the transfer of a Participant's Award at his death is permitted under an Agreement, (i) a Participant's Award shall be transferable at his death to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law. If no such designation of a beneficiary has been made, the Participant's legal representative shall succeed to the Awards which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted under an Agreement.

     22. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.



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